Exhibit 23.1

Consent of Independent Auditors

We consent to incorporation by reference in the registration statements (Registration Nos. 333-90239, 333-117378 and 333-120683) on Form S-8 of Ventiv Health, Inc. of our report dated May 26, 2005, except as to Note 10, which is December 12, 2005 related to the consolidated financial statements of inChord Communications, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which report appears in this Form 8-K/A of Ventiv Health, Inc.

Deloitte & Touche LLP

Columbus, Ohio
December 21, 2005